Consent of Independent Registered Public Accounting Firm

Codexis, Inc.
Redwood City, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167752, 333-172166, 333-179903, 333-187711, 333-194524, 333-202596, 333-210022, 333-216587, 333-223693, 333-224885, 333-230037, and 333-232262) and Form S-3ASR (No. 333-228693) of Codexis, Inc. of our reports dated March 1, 2021, relating to the consolidated financial statements and the effectiveness of Codexis, Inc.’s internal control over financial reporting, which appear in this Form 10K.

/s/BDO USA, LLP
San Jose, California
March 1, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (11/20)